The Palácio Corporation

Palacio Corporation is a three-division product development company striving to create luxury products, high quality consumer goods, and fitness and wellness products.


Palácio
CORPORATION

Invest

$99 minimum investment

Deadline January 7, 2022
in 2 months

Unit Price
$9

Total Raised
$0

Valuation
$9,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The Palácio Corporation is a three-division diversified designer and manufacturer of products and accompanying services for the $295 billion luxury products market, the $450 billion health and wellness market, and the $130 billion selected premium consumer products market.

PROBLEM

We found problems in several distinct categories:

Home fitness equipment
Most home exercise equipment is functional-only, ugly and uninspiring. This causes consumers to not want to use the equipment.

Online fitness classes
Many online fitness classes take place in a studio setting and the programming lacks visual appeal and variety.

Luxury products
Luxury consumers are constantly on the hunt for the next unique and collectable luxury product.

Selected premium consumer products
We anticipate our first-to-market product being a beach and pool accessory.

Problem: Beach and pool—people love going to the beach or pool, but hate the shlep of it.

SOLUTION

Palácio is a three-division designer and manufacturer striving to deliver impeccable quality products and services:

Palácio Living is our Fitness, Health and Wellness brand. Our lead sub-brand is **Palácio Fitness**, which plans to offer gorgeous home fitness equipment that is meant to be proudly displayed in ones home. We introduce our beautiful PetraBell line of Load-Lock dumbbell sets:

- Patent-pending on PetraBells, PetraBars, PetraBalls
- Customer discovery extremely successful
- Prototype and 3D modelling complete

Coming soon: Palácio Fitness plans to offer online fitness/health classes!

PetraBell Load-Lock dumbbell set



PetraBell Load-Lock dumbbell set- Alternate Color



Palácio International features our luxury products. Palácio International plans to offer luxury enthusiasts a revolutionary, patent pending collectible, the **QVONTUM (pronounced "Quantum")**, in four unique lines. We built and intend to launch via our custom e-commerce site, this division features the QVONTUM:

- Patent-pending
- A range of accessories that are as beautiful as fine jewellery, yet as robust and precisely engineered as a mechanical timepiece.
- Great initial reception
- Featured in two digital magazines

Palacio QVONTUM



Palácio Innovations plans to manufacture premium consumer goods such as the Solari beach and pool companion..

- Patents pending on the Solar and five other products in the pipeline.
- Customer discovery extremely successful for the Solari
- Prototype and 3D modelling complete

Solari beach and pool companion



> **"As much as one-third of all personal luxury purchases will take place digitally by 2025, with those revenues reaching an estimated $136 billion."**
>
> *Bain and Company*

BUSINESS MODEL

Palácio is an e-commerce B2C company via its website. We design and plan to manufacture all of our products in the US with the exception of our upcoming line of handbags which we anticipate to be manufactured in Italy. We plan on selling our products and services directly to our customers through our branded e-commerce website, www.palacio.com. For select products we also have a distribution model through catalogs and retailers. Finally, some of our lower-priced products are positioned to be licensed to qualified manufacturing and fulfillment outlets.

In addition to our products, we plan to enter the rapidly expanding, high growth global market of online fitness and health classes. We are building a proprietary membership model set to welcome both current online fitness class enthusiasts as well as new members.

We envision launching one product per division, with the intent this lead product has ample opportunity to become the ambassador for that division or brand. Behind that lead product are a multitude of other products and services in the design and testing phase. Our aim is to build each PRODUCT into a line and the line into a brand in and of itself. This organic and dynamic development and growth model sets the stage for diversification and high value creation in the company.

> “We’ve always viewed the shift toward fitness from home as a permanent and positive trend, long before this pandemic forced gyms and boutique fitness studios to close.”
>
> *- Tom Cortese, Co-Founder/CEO and Head of Product at Peloton*

MARKET

Palacio Corporation Market



PALÁCIO
Corporation
Our house of brands touches
three massive and growing markets
$295B
TAM
$297B
TAM
$105B
TAM
$697B
TAM
Palácio International
Luxury Accessories
Palácio Living
Fitness, Health and Wellness
Palácio Innovations
Premium Consumer Goods

PRESS

- Eat Love Savor®: Discover Palácio QVONTUM - A Collection Of Revolutionary Luxury Accompaniments
- Upscale Living: QVONTUM … MADE TO BEHOLD, MEANT TO BE HELD.

TEAM



John F. Ambielli

Co-founder and CEO

Chief Executive Officer John F. Ambielli brings ideally suited experience to Palácio. He earned a BS and MEng in electrical engineering from Cornell University as well as an MS in Materials Science and Engineering from Lehigh University. For additional science and technology leadership and communication skills, John gleans from twelve years of physics and chemistry teaching and coaching in elite private secondary schools. Following his teaching and coaching career, John joined Custom Alloy Corporation where he was Manager of Metallurgical Analysis and Testing for four years before being promoted to Director of Product Research, Development and Evaluation as well as Head of Industrial-University Cooperation. He served as a member of the Executive Team at Custom Alloy since that team's creation in 2011. As a published author, John has over thirty years of writing journal articles, research reports, business plans and presentations. He holds four US patents and twelve international patents; additionally he has nine patent applications currently with the USPTO, two of which will be international.

John has launched four successful businesses in his career and has a strong proficiency in entrepreneurial business finance and operations.



Maria Ambielli

Co-founder and CSO

Chief Strategy Officer Maria Ambielli oversees global brand strategy for Palácio's three operating divisions, bringing both her twenty-five years of experience in pharmaceutical and medical device GMP expertise as well as her tri-lingual (English, Portuguese, Spanish) communication skills to the global reach of Palácio as a premiere deliverer of high-end products (akin to the level of quality of medical devices). Maria has a seasoned and keen eye for product and service customer adoption trends and her experience with retail sales of exquisite art and collectible rugs makes her particularly well qualified to lead Palácio's current diversified offerings as well as the long pipeline in the design phase.



Janine Serio

Brand Management

A native from Baltimore, Maryland, our Director of Brand Management, Janine has been part of the health & wellness industry for 15 years. Her extensive resume includes a degree in Exercise Science from Towson University, maintaining a handful of nationally accredited certifications in the realm of fitness, nutrition, and health coaching, and the experience of working in gyms/health clubs, private personal training studios, strength and conditioning arenas, and, finally, settling into the corporate wellness sector within the last 10 years. She is the co-founder of 2 Health Nuts, a Baltimore based health & wellness company that provides on-site and virtual programming on the Executive Level.



Anastasia Cheshmedzhieva

Graphic Arts

Anastasia hails from Sofia, Bulgaria. She graduated from The Illinois Institute of Art with BFA, Graphic Design. She has worked as Project Manager at Sunrise Digital print services shop where she managed complex graphics projects required in an expedited time frame. She has taught Visual Arts K-12 in 2014-2016 in middle and high school in Chicago, IL. She truly is: a vector lover! Here professional interests lie in graphic design, logo design, UI, game slot art, and motion design. She has master-level experience in a myriad of design software packages, including Adobe Illustrator, Adobe Photoshop, Adobe InDesign, Adobe AfterEffects.



Jason Fisher

Digital Marketing

Jason has over twenty years of experience in digital marketing. As a web designer for NeimnaMarcus.com in the early 2000s, he learned the ins and outs of retail digital marketing and has been an e-commerce consultant to some of the world's largest retail brands for the last ten years including Disney, Amazon, Aquatalia, Frye Boots and SHEER. Jason has been instrumental in the design and implementation of our digital marketing strategy, the fruits of which are being seen each day. His skills in e-commerce websites, social media and email marketing are impeccable and his eye for design and emotional connection with our membership and clients serve our greater mission.



John Schubert

Manufacturing

Schubert Environmental Equipment, Inc. is a full service Manufacturer, Distributor, Consulting/Engineering and Installation Firm for Industrial Environmental Equipment (air and water pollution control). SEE, Inc. is a past INC 500 Company (#384 in 1989).

At a number of Conventions and Meetings (two technical articles), John Schubert has spoken on specialty topics regarding large Welding Smoke Facility Solutions, Airborne Silica Control and Water Treatment in the Hard Stone Fabrication Industry and Explosive Metal Dust Collection and Handling.



John Riddell

Operations

Strategic leader with a keen ability to have an immediate impact on an operation - as either a consultant or a member of the executive leadership team. The Operation's architect responsible for a turnaround that launched a 400% sales increase, coupled with a double-digit increase in ROIC, while implementing key controls to support an EBITDA growth from low single-digit to high single-digit performance. A thought partner known for inspiring a cross-functional and collaborative approach to leadership that has been a key factor in the success of Lagasse's Long Range Plan. Leading Operation's Excellence, Lagasse is now recognized as the industry leader and has been the recipient of numerous awards for delivering exceptional service and low-cost solutions to vendors and customers alike.



Dr. Wojciech Misiolek

Engineering

Dr. Misiolek is an internationally recognized leader in the field of materials forming and processing with more than 30 years of independent research project management, teaching, and consulting. As both Chair of the Department of Materials Science and Engineering and Director of The Loewy Institute at Lehigh University, he collaborates with several research institutions around the world. Dr. Misiolek has contributed more than 300 publications to the research literature. He served as co-director of the RPI Aluminum Processing Program, an international industrial consortium performing pre-competitive interdisciplinary research that focused mainly on the aluminum extrusion process. He holds two patents and has been recognized with several awards from technical and academic organizations.



Robert DiSilvestro

Business Development and Marketing

Over 35 years of combined Industrial Market experience in Technical Sales Consulting. A highly self-motivated professional, focused on helping others, providing top service - for optimal business growth & revenue.

Mr. DiSilvestro offers solutions to numerous Industrial Customers, even if it does not directly impact what he does in my profession. Mr. DiSilvestro notes: “I love what I do, helping others, as a Sales Professional.”



Brian Diver

HR and Training

Brian served as lead pastor of Tree of Life City Church in Boston, MA and King’s Park International Church in Durham, NC. Brian is an expert at communicating complex ideas to a wide audience. He brings a lifetime of mentoring, training, guiding, advising, and developing talent and gifting in individuals and groups.



Dr. Masashi Watanabe

Research and Development

Dr. Watanabe's research emphasizes materials characterization using various electron microscopy approaches involving analysis via X-rays and energy-loss electrons in analytical electron microscopes (AEMs) and atomic-resolution high angle annular dark-field (HAADF) imaging in scanning transmission electron microscopes (STEMs). Dr. Watanabe has more than 250 research publications in scientific journals and conference proceedings, and has given more than 150 invited presentations and seminars at numerous conferences and institutions.



Dr. Herman Nied

Research and Development

Herman F. Nied was appointed professor of Mechanical Engineering at Lehigh University in 1995 and served as department chair from 2002 to 2008. His research interests are primarily in polymer processing, flexible composites, fracture mechanics, electronic packaging, MEMS, shock and vibration loading, and welding. Nied and his lab also explore the development of advanced numerical methods with an emphasis on specialized finite element codes for processing simulation and 3-D fracture analysis. Dr. Nied holds 11 U.S. and three European patents.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,992 is raised:

Use	Value	% of Proceeds
Compensation for managers	$225,000	21.0%
Rent and Equipment	$150,000	14.0%
Marketing	$250,000	23.4%
Manufacturing/Product Aquisition	$150,000	14.0%
Contractor payroll	$242,562	22.7%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in Palacio International Holdings, LLC, doing business as The Palácio Corporation. This offering must raise at least $10,000 by January 7, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. The Palácio Corporation may issue additional securities to raise up to $1,069,992, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,118,888 units
× $9 per unit

$10,069,992 implied valuation

FINANCIALS

The Palácio Corporation's official name is Palacio International Holdings, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Palácio
- Palácio Corporation
- Palácio Innovations
- Instagram: Palácio Innovations
- Instagram: Palácio International
- LinkedIn: Palácio Corporation
- LinkedIn: Palácio International
- LinkedIn: Palácio Innovations

UPDATES

Nov 2, 2021 • Primary offering of 118,888 units at $9

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